EXHIBIT 10(m)

AGREEMENT

        This is an Agreement dated October 29, 2002 between Knape & Vogt Manufacturing Company (hereinafter “Company”) and William R. Dutmers (hereinafter “Employee”).

        Employee is currently employed by the Company as its CEO. Employee is employed on an at-will basis. The Company wishes to encourage Employee to remain with the Company, but also wishes to retain its right to terminate his services at will.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.        If the Company exercises its right to “terminate” Employee’s employment for any reason other than for “just cause,” as defined in this Agreement, or if the Employee is not reelected by the shareholders of the Company to the Company’s Board of Directors and the Employee thereafter resigns, the Company will pay to the Employee any unused vacation in lump sum and will continue to provide to Employee all salary and healthcare and dental benefits and car expenses in effect at the time of termination, plus bonus calculated at 48.75% of the Employee’s salary, for a period of two (2) years following such termination, except that the period for car expenses shall be one (1) year following such termination. Subject to the same conditions, Employee shall be fully vested under the Company’s 401(k) plan and profit sharing plan and all stock options and restricted stock held by Employee will be immediately vested as of the date of separation. If the Employee dies after he has become entitled to salary and bonus payments and healthcare and dental benefits under this Agreement, for the remainder of the two (2) year period, such salary and bonus payments shall continue to be made to his estate and healthcare and dental benefits shall be continued for his spouse and dependants but the Company shall have no further obligation for car expenses.

        2.        For purposes of this Agreement: (a) the term “just cause” shall include only the following: willful misconduct which has a materially adverse effect on the Company; willful violation of fiduciary duties which has a materially adverse effect on the Company; willful violation of any law, rule or regulation which has a materially adverse effect on the Company; conviction of a felony; or any act of dishonesty or fraud committed in connection with Employee’s employment for purposes of personal profit; (b) the term “terminate” will include both actual and/or “constructive discharge.” “Constructive discharge” means any materially adverse change in Employee’s terms and conditions of employment, including materially adverse change in duties, responsibilities, pay, benefits or rank.

        3.        Nothing in this Agreement is intended to alter the employment-at-will relationship.

        4.        Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Employee by the Company under this Agreement or otherwise constitute a “parachute payment” (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the “Code”), the following limitation shall apply:

        If the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times Employee’s “base amount” as defined in Section 280G of the Code, and if as a result the amounts otherwise payable to or for the benefit of the Employee subsequent to the termination of his employment, and taken into account in calculating the Parachute Amount (the “termination payments”), shall be reduced and/or delayed, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee’s “base amount.”

        Any determination or calculation described in this Paragraph 4 shall be made by the Company’s independent accountants. Such determination, and any proposed reduction and/or delay in termination payments shall be furnished in writing promptly by the accountants to the Employee. The Employee may then elect, in his sole discretion, which and how much of any particular termination payment shall be reduced and/or delayed and shall advise the Company in writing of his election, within thirty (30) days of the accountant’s determination, of the reduction or delay in termination payments. If no such election is made by the Employee within such 30-day period, the Company may elect which and how much of any termination payment shall be reduced and/or delayed and shall notify the Employee promptly of such election. As promptly as practicable following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee.

KNAPE & VOGT MANUFACTURING COMPANY

By: /s/ Thomas A. Hilborn
      ——————————————
      Thomas A. Hilborn
Its: Chairman of Executive Compensation Committee

By: /s/ Leslie Cummings
      ——————————————
      Leslie Cummings
Its: Chief Financial Officer

EMPLOYEE:

/s/ William R. Dutmers
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William R. Dutmers

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